Exhibit (n)(4)

To the Board of Directors and Stockholders

of NGP Capital Resources Company:

Our audits of the financial statements, of management’s assessment of the effectiveness of internal control over financial reporting and of the effectiveness of internal control over financial reporting referred to in our report dated March 8, 2007 appearing in the 2006 Annual Report to Directors and Stockholders of NGP Capital Resources Company (which report, financial statements and assessment appear in this Registration Statement) also included an audit of the senior securities table listed in this Registration Statement. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 14, 2007